Exhibit 99.2

FOR IMMEDIATE RELEASE

Navidea Meets Guidance With 2015 Unaudited Lymphoseek® Sales of $10.2 Million

- Provides Corporate Update in Shareholder Letter Reviewing 2015 and Previewing 2016 -

DUBLIN, OH, January 11, 2016 – Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), today reports 2015 preliminary unaudited Lymphoseek®  (technetium Tc 99m tilmanocept) injection sales of $10.2 million, achieving 2015 guidance. Total revenue, which will include license and grant revenue, will be provided when the Company reports full-year end results in early March.

The letter to shareholders is now available and may be accessed at the following link, 2016 Shareholder Letter.

As a reminder, Rick Gonzalez, President and Chief Executive Officer, will present at Biotech Showcase 2016, taking place in San Francisco, CA, on Tuesday, January 12th at 2:30 PM PT (5:30 PM ET). The live presentation will be available by webcast at the following link: http://edge.media-server.com/m/p/6j593adk. An archived version of the webcast will be available two hours following the presentation and can be accessed within the Investors' section of the Navidea website at www.navidea.com.

About Navidea

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products and platforms including Manocept™ and NAV4694 to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making, targeted treatment and, ultimately, patient care. Lymphoseek® (technetium Tc 99m tilmanocept) injection, Navidea’s first commercial product from the Manocept platform, was approved by the FDA in March 2013 and in Europe in November 2014. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel products and advancing the Company’s pipeline through global partnering and commercialization efforts. For more information, please visit www.navidea.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

NAVIDEA BIOPHARMACEUTICALS

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Navidea Biopharmaceuticals

Investors

Tom Baker, 617-532-0624

tbaker@navidea.com

or

Media

Sharon Correia, 978-655-2686
Associate Director, Corporate Communications
or
David Shull or Chris Hippolyte, 858-717-2310

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